Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

	Contact:	David Christensen
CFO
FOR REVIEW ONLY		HickoryTech
507-387-3355

Kris Sundberg
The Sage Group
612-321-9897

HickoryTech Modifies Fourth Quarter 2004 Guidance

Company takes charge to earnings for inventory value writedown in Enterprise Solutions Sector

MANKATO, Minn., Feb. 9, 2005—HickoryTech Corporation (Nasdaq: HTCO) today announced that net income for the fourth quarter of 2004 is expected to be lower than its guidance provided on Jan. 12, 2005. The company cited reductions of certain inventory items in its Enterprise Solutions Sector as the cause for the revision. Corresponding with the future reduction in inventory levels, an inventory value writedown of $700,000 was made.

John Duffy, president and CEO said, “The decision to reduce inventory levels in our Enterprise Solutions Sector will have a negative near-term impact but will have a positive effect going forward, providing us with greater efficiencies in our operations.”

The company made a $700,000 charge to earnings before taxes, to better reflect the value of the inventory. Net Income and Earnings Per Share for the fourth quarter, most recently estimated to be between $1.6 million and $1.8 million, or 12 cents to 14 cents per share, are expected to be between $1.20 million and $1.35 million, or 9 cents to 10 cents per share, respectively, due to the writedown.

The company’s fourth quarter press release conference call is planned to take place at 9:00 a.m. EST on Feb. 22, 2005.

About HickoryTech: HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with approximately 400 employees in Minnesota and Iowa. In its 108th year of operation, HickoryTech offers a full array of telecommunications products and services to business and residential customers including: local voice, long distance, Internet, broadband services and IP networking; IP Telephony, call center management and data network solutions; and telecom and carrier access billing solutions. To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

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